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		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

				     FORM 5

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
	       Section 30(f) of the Investment Company Act of 1940


[_] Check box if no longer subject to Section 16. Form 4 or 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported


______________________________________________________________________________
1.   Name and Address of Reporting Person*

Beek				Barton
______________________________________________________________________________
   (Last)                           (First)             (Middle)

610 Newport Center Drive
______________________________________________________________________________
				    (Street)

Newport Beach				CA		92660
______________________________________________________________________________
   (City)                           (State)              (Zip)


______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Detwiler, Mitchell & Co.  (Nasdaq: DMCO)
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


______________________________________________________________________________
4.   Statement for Month/Year

12/31/2001
______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


==============================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
______________________________________________________________________________



==============================================================================
	   Table I -- Non-Derivative Securities Acquired, Disposed of,
			     or Beneficially Owned
==============================================================================







								      5. 	   6.
					   4.                         Amount of    Owner-
					   Securities Acquired (A) or Securities   ship
			                   Disposed of (D)            Beneficially Form:        7.
                                           (Instr. 3, 4 and 5)        Owned at End Direct       Nature of
		  2.           3.          -------------------------- of Issuer's  (D) or       Indirect
1.                Transaction  Transaction             (A)     Price  Fiscal Year  Indirect     Beneficial
Title of Security Date         Code        Amount      or             (Instr. 3    (I)          Ownership
(Instr. 3)        (mm/dd/yy)   (Instr. 8)              (D)            and 4)       (Instr. 4)   (Instr. 4)
-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------
Common Stock							       29,750**        D

-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------


===========================================================================================================

* If the form is filed by more than one Reporting Person, see Instruction 4(b) (v).

** Gives effect to one-for-four Reverse Stock Split in March 2001. Previously reported holdings.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

			    (Print or Type Responses)
								       (Over)
(Form 5-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
	 (e.g., puts, calls, warrants, options, convertible securities)

=============================================================================
                                                                                                     10.
                                                                                            9.       Owner-
											    Number   ship
											    of       Form
	   2.                                                                               Deriv-   of
	   Conver-                 5.                              7.                       ative    Deriv-  11.
	   sion                    Number of                       Title and Amount         Secur-   ative   Nature
	   or                      Derivative     6.               of Underlying    8.      ities    Secur-  of
	   Exer-                   Securities     Date             Securities       Price   Bene-    ity:    In-
	   cise    3.              Acquired (A)   Exercisable and  (Instr. 3 and 4) of      ficially Direct  direct
	   Price   Trans-  4.      or Disposed    Expiration Date  ---------------- Deriv-  Owned    (D) or  Bene-
1.         of      action  Trans-  (D)            (Month/Day/Year)           Amount ative   at End   In-     ficial
Title of   Deriv-  Date    action  (Instr. 3,     ----------------           or     Secur-  of       direct  Owner-
Derivative ative   (Month/ Code    4 and 5)       Date     Expira-           Number ity     Year     (I)     ship
Security   Secur-  Day/    (Instr. -------------  Exer-    tion              of     (Instr. (Instr.  (Instr. (Instr.
(Instr. 3) ity     Year)   8)      (A)      (D)   cisable  Date    Title     Shares 5)      4)        4)     4)
---------------------------------------------------------------------------------------------------------------------

Non-Quali- $3.25   2/4/     A       6,000*	  2/4/     2/4/    Common    6,000  $3.25    6,000    D
fied Stock         2001                           2002**    2011    Stock
Option
(right to
buy)
---------------------------------------------------------------------------------------------------------------------
Non-Quali- $3.00   2/4/             3,000* 	  2/4/     2/4/    Common    3,000  $3.00    3,000    D
fied Stock         1998                          1999      2003    Stock
Option
(right to
buy)***

---------------------------------------------------------------------------------------------------------------------
Non-Quali- $4.50   2/17/            6,250*	 12/31/    2/17/   Common    3,000  $6.25    6,250    D
fied Stock         1998                          1998      2003    Stock
Option
(right to
buy)***

---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------


=====================================================================================================================

Explanation of Responses:

* Represents the adjustment of number of shares as Detwiler, Mitchell & Co. effected a 1-for-4 reverse split of the common stock in March 2001.

** Represents grant of option to buy 6,000 shares of Detwiler, Mitchell & Co. common stock (after above split) under the Company's 2000 Omnibus Equity Incentive Plan at a price of $3.25 per share. The shares are exercisable in approximately three equal parts each year beginning 2/4/2002.

***Previously reported on Form 4 or Form 5 and adjusted to reflect one-for-four reverse split. Fully vested and exercisable.


/s/ Barton Beek                                              2/12/2002
---------------------------------------------            --------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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